EXHIBIT 99.1

Consolidated Container Company LLC Announces the Pricing and Final Terms of its Offering Debt Refinancing

Atlanta, GA. (May 12, 2004) – Consolidated Container Company LLC (the “Company”) announced today the pricing and final terms of transactions to refinance debt outstanding under its existing senior credit facilities. The refinancing is expected to be completed with the proceeds from an institutional private placement of $207 million aggregate principal amount at maturity, 10 3/4% senior secured discount notes due in 2009. In addition to the approximately $150 million in proceeds expected to be received from the sale of the senior secured discount notes, the Company intends to consummate a $220 million senior secured term loan facility due in 2008 and receive a capital contribution of $45 million from its parent company, Consolidated Container Holdings LLC, reflecting the proceeds of its sale of preferred stock to existing members. In connection with the refinancing, the Company also expects to enter into a $45 million senior secured revolving credit facility. The refinancing is expected to close on or about May 20, 2004, subject to customary closing conditions.

The senior secured discount notes will be secured on a second-lien basis, will rank equally with all of the Company’s existing and future senior obligations and will rank senior to all of the Company’s existing and future subordinated indebtedness. The notes will be guaranteed by all of the Company’s domestic subsidiaries.

This press release shall not constitute an offer to sell, nor a solicitation of an offer to buy any securities of Consolidated Container Company or Consolidated Container Holdings. The senior secured discount notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers under Rule 144A of the Securities Act and to non-U.S. persons under Regulation S of the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Consolidated Container Company LLC, which was created in 1999 through the merger of Reid Plastics Inc. with the domestic plastic packaging operations of Suiza Foods Corporation (a predecessor to Dean Foods Company), is a leading North American developer, manufacturer, and marketer of rigid plastic containers for many of the largest branded consumer products and beverage companies in the world. We have long-term customer relationships with many blue-chip companies including: Dean Foods, DS Waters of America, Kroger, Nestle Waters North America, National Dairy Holdings, Procter & Gamble, Coca-Cola North America, Quaker Oats, Scotts and Colgate-Palmolive. We serve our customers with a wide range of manufacturing capabilities and services through a nationwide network of 61 strategically located manufacturing facilities and a research, development and engineering center located in Atlanta, Georgia. In addition, we have four international manufacturing facilities in Canada, Mexico and Puerto Rico.